Exhibit 5.1

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

WWW.JONESDAY.COM

February 6, 2014

Orange

78 rue Olivier de Serres

75015 Paris, France

Re:	$750,000,000 aggregate principal amount of 2.750% Notes due 2019 of Orange and

$850,000,000 aggregate principal amount of 5.500% Notes due 2044 of Orange

(hereinafter referred to collectively, as the “Notes”)

Ladies and Gentlemen:

We are acting as special French counsel for Orange, a French société anonyme (the “Company”), in connection with the issuance and sale of the Notes, pursuant to the Purchase Agreement, dated January 30, 2014 (the “Purchase Agreement”) entered into by and among the Company and Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and RBS Securities Inc. (collectively, the “Underwriters”). The Notes are being issued pursuant to an indenture dated as of January 13, 2012, as supplemented and amended by a first supplemental indenture dated as of January 30, 2014, both by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, subject to the further limitations, qualifications and assumptions set forth herein, and taking into account the provisions of French law which we consider applicable, we are of the opinion that the Notes are duly authorized.

In our examination of the foregoing documents, we have assumed, with your consent, the authenticity of the signatures on the documents submitted to us as original copies, and the conformity of all copies of documents with the originals thereof.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France.

February 6, 2014

This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 6-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form F-3 (Registration No. 333-178444) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the U.S. Securities Act of 1933 as amended (the “Securities Act”) and to the reference to Jones Day under the captions “Validity of Notes” and “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

Very truly yours,

/s/ Jones Day